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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
      Certification and Notice of Termination of Registration under Section
           12(g) of the Securities Exchange Act of 1934 or Suspension
               of Duty to File Reports under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                      Commission File Number: 333-46212-01

                NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

                             1111 SOUTH 103RD STREET
                           OMAHA, NEBRASKA 68124-1000
                                 (402) 398-7700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               GUARANTEE OF 7.10% SENIOR NOTES DUE 2011, SERIES A
            (Title of each class of securities covered by this Form)

                                      NONE
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please provide an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [ ]            Rule 12h-3(b)(1)(i)     [ ]
       Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(1)(ii)    [ ]
       Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(i)     [ ]
       Rule 12g-4(a)(2)(ii)    [ ]            Rule 12h-3(b)(2)(ii)    [ ]
                                              Rule 15d-6              [X]


                Approximate number of holders of record as of the
                        certification or notice date: 26


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         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Northern Border Intermediate Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: March  29, 2002
                                         NORTHERN BORDER INTERMEDIATE LIMITED
                                         PARTNERSHIP


                                         By: /s/ Jerry L. Peters
                                            ------------------------------------
                                         Name:   Jerry L. Peters
                                         Title:  Chief Financial and Accounting
                                                 Officer